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                                                                    EXHIBIT 99.1






December 18, 1997


SUCCESS BANCSHARES ANNOUNCES OFFER FOR
NORTH BANCSHARES



     Lincolnshire, Illinois, December 18 - Success Bancshares, Inc. (NASDAQ:SXNB) said today that it has made an offer for all of the outstanding shares of North Bancshares, Inc. (NASDAQ:NBSI), a federal savings bank holding company located in Chicago. Success currently owns 6,500 shares of North Bancshares common stock.

     The offer for each share of North Bancshares is that number of shares of Success common stock representing two times the current book value of each share of North Bancshares common stock. Based on North Bancshares book value per share on September 30, 1997 and the closing price per share of Success common stock on December 16, 1997, the offer would result in an exchange ratio of 2.41 shares of Success for each share of North Bancshares. The aggregate value of the transaction would be approximately $32.8 million.

     The offer was communicated to Ms. Mary Ann Hass, Chairman of the Board of Directors of North Bancshares, by Mr. Saul D. Binder, President and Chief Executive Officer of Success.

     The following is the complete text of Mr. Binder's letter:



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December 18, 1997


Ms. Mary Ann Hass
Chairman
North Bancshares, Inc.
100 W. North Avenue
Chicago, IL  60610-1399

Dear Ms. Hass:

     I am writing to you in my capacity as President and Chief Executive Officer of Success Bancshares, Inc. We have sought unsuccessfully, both through phone calls and letters, to meet with you to pursue the combination of our companies. Six weeks ago, we submitted a preliminary merger proposal to which you have yet to respond. Needless to say, we are frustrated by your continuing unwillingness to engage in constructive dialogue.

     In response to your continuing unwillingness to meet or commence discussions with us in a meaningful way, our Board of Directors today authorized and directed senior management of Success to pursue the acquisition of North Bancshares.

     Our offer for each share of North Bancshares is that number of shares of Success common stock representing two times the current book value of each share of North Bancshares common stock. As you know, Success recently successfully completed its initial public offering of common stock raising $16 million in additional capital. Since completion of the offering which was priced at $12.50 per share, our common stock has traded as high as $16.25 per share and is currently trading at $14.125 per share resulting in a market capitalization of approximately $41.2 million.

     Based on North Bancshares' book value per share on September 30, 1997 (the most recent publicly available information) and the closing price per share of Success common stock on December 16, 1997, our offer would result in an exchange ratio of 2.41 shares of Success for each share of North Bancshares. The aggregate value of the transaction would be approximately $32.8 million. The transaction would be structured as a stock for stock merger which would be tax-free to North Bancshares' stockholders. Because you will not meet or commence discussions with us, our offer must be subject to completion of due diligence and, as you know, the acquisition of a regulated financial institution, like North Bancshares, is always subject to regulatory approval.

     We believe our offer represents a full and fair price based on the publicly available information we have reviewed. However, should you be willing to meet with us, we are prepared to consider any additional information you may wish to provide that demonstrates that a higher valuation is warranted. We continue to prefer a negotiated transaction.

     Together we believe our companies can create greater shareholder value than can either of us alone. We believe the stock market will embrace this transaction and will reward the combined company with enhanced stock performance. Our offer ensures your shareholders participate in this exciting future.



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Ms. Mary Ann Hass
December 18, 1997
Page 2




     We believe it is in the best interests of our companies to proceed immediately to negotiate a definitive agreement, containing customary public company terms and conditions, and to consummate a transaction as soon as possible. Given the importance we place on this combination, we are prepared to commit the resources necessary to see its timely completion. We would be pleased to meet you as soon as possible to complete the necessary papers.

     In recognition of the strategic nature and compelling financial benefits of our proposed combination to your shareholders and our willingness to consider modifications to our offer as warranted, we expect you not to enter into any binding merger or similar agreement with any other party without first exploring with us the full merits of combining our two companies.

     Our Board of Directors unanimously supports this merger. We trust you and the other members of North Bancshares' Board of Directors will consider the best interests of North Bancshares' shareholders and will agree to meet with us promptly to achieve a mutually beneficial transaction.

     We look forward to hearing from you by January 2, 1998.

                                   Sincerely,



                                   Saul D. Binder
                                   President and Chief Executive Officer


SDB/kth
cc:    North Bancshares' Board of Directors
       Mr. Joseph A. Gruber, President (North Bancshares)
       Mr. Victor Caputo, Executive Vice President/Secretary (North Bancshares) Success Bancshares' Board of Directors
       North Bancshares' Shareholders


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     Success Bancshares, Inc. is a bank holding company headquartered in
Lincolnshire, Illinois. It has over $300 million in assets and, through its majority owned subsidiary, Success National Bank, it engages in full service community banking. The bank, which is also headquartered in Lincolnshire, primarily serves individuals and small-to-medium-sized businesses. It has offices in Lincolnshire, Deerfield, Libertyville, Lincolnwood, Arlington Heights, Northbrook and the Lincoln Park area of Chicago.

     North Bancshares, Inc. is a holding company for North Federal Savings Bank. It has over $120 million in assets. North Federal Savings Bank primarily serves the North Side of Chicago from its home office and operates a branch office in Wilmette, Illinois.